EXHIBIT 4.4(a)
                  AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT


                    THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT ("Amendment No. 1") is made as of the 27th day of July, 1993, by and among AHM CAPITAL MANAGEMENT, INC., a
Nevada corporation with offices at 1409 East Lake Mead
Boulevard, North Las Vegas, Nevada 89030 (herein "Capital"),
AMERICAN HEALTHCARE MANAGEMENT, INC., a Delaware corporation with offices at 660 American Avenue, King of Prussia,
Pennsylvania 19403 (herein, the "Company"); CORESTATES BANK,
N.A., a national banking association, which also conducts business as Philadelphia National Bank and as CoreStates
First Pennsylvania Bank, with offices at 1500 Market Street,
West Tower, Philadelphia, Pennsylvania 19101-7618, for itself and as agent for the Lenders hereinafter identified (the
"Agent"); and the lenders listed on the signature pages hereof (together with the Agent, the "Lenders").

                                                 W I T N E S S E T H:

                    WHEREAS, the Company, Capital, Agent and the
Lenders have entered into an Amended and Restated Credit Agreement dated July 21, 1993 (as amended, including by this Amendment No. 1, the "Credit Agreement"), pursuant to which the Lenders have agreed, subject to the satisfaction of the conditions set forth in Paragraph 6.01 of the Credit
Agreement, to amend and restate a credit agreement dated July
8, 1992 (as amended, the "Original Credit Agreement"), the date such conditions are satisfied being, as defined in the Credit Agreement, the "Effective Date";

                    WHEREAS, as of the Effective Date, the Lenders will have provided, or agreed to provide, to the Company and Capital a term loan, a revolving credit facility, and an acquisitions facility and agreed to participate in letters of credit to be issued by the Agent, in an aggregate outstanding principal amount of up to One Hundred Twenty-Two Million Five
Hundred Thousand Dollars ($122,500,000); and

                    WHEREAS, the Company, Capital, Agent and the
Lenders wish to amend the Credit Agreement in order to facilitate the Effective Date at a time when not all of the conditions set forth in Paragraph 6.01 of the Credit
Agreement shall have been satisfied, and to make certain additional modifications to the Credit Agreement, all as set forth more particularly herein.

                    NOW, THEREFORE, in consideration of the foregoing premises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto
agree as follows:
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                    1.        Definitions.  Capitalized terms used but not
defined herein shall have the meanings given to them in the Credit Agreement.

                    2.        Effective Date Conditions.

                              (a)       The Company, Capital and the Lenders
hereby recognize that the following items have not been delivered as required pursuant to Paragraph 6.01 of the Credit Agreement, and, in consideration of the Company's agreement, in the case of (i) below, to use its best efforts to obtain and, in the case of (ii) below, to obtain on or before September 7, 1993, such items, the Lenders hereby agree to waive delivery of such items as a condition to the Effective Date under Paragraph 6.01 of the Credit Agreement:

                                        (i) Consent of the Retirement Fund Trust of the Plumbing-Heating and Piping Industry of Southern California to a Confirmation and Modification of Deed of Trust with respect to the Deed of Trust covering Woodruff Medical Plaza; and

                                        (ii)      Payments of all indebtedness
                                        secured by the Deed of Trust in favor of Mutual Trust Life Insurance Company with respect to the Woodruff Medical Arts Building.

                              (b)       Notwithstanding the waivers set forth in
paragraph (a) above, it is hereby agreed by the Company, Capital and the Lenders that promptly upon the receipt of such consent or payment of such indebtedness, the applicable
Confirmation and Modification of Deed of Trust shall be executed and delivered by the Company or the applicable
Consolidated Subsidiary, whereupon such Deed of Trust or Leasehold Deed of Trust will be delivered to Chicago Title
Insurance Company for recording and delivery of title insurance.

                    3.        Credit Agreement Amendments.

                              (a)       Paragraph 8.04  (Liens and
Encumbrances). The word "and" is deleted following the end of clause (vii) of Paragraph 8.04 of the Credit Agreement, and the period is deleted and the following clause is added at the end of clause (viii) of such Paragraph 8.04 of the Credit Agreement:

                              and (ix) mechanic's and materialman's liens,
                    notices of commencement and similar liens and interests filed in the ordinary course of business by contractors and suppliers with respect to
                    capital improvements at Health Care Facilities, so long as such liens or notices (A) do not secure
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                    amounts due and payable or past due (other than
                    amounts being withheld pending satisfactory completion) or (B) secure amounts that are being contested in good faith by appropriate proceedings, and in (A) or (B) for which appropriate reserves in accordance with GAAP are being maintained.

                              (b)  Paragraph 8.12 (Florida Mortgage).  A new
Paragraph 8.12 is hereby added to the Credit Agreement as if set forth therein in its entirety:

                              8.12.  Florida Mortgage.  Provide or permit
                    any entity on its behalf to provide, a notice or the filing of record of any such notice, contemplated by Chapter 679.504, Florida Statutes, which would limit the maximum amount which may be secured by the Mortgage at Riverside Hospital, or any additional Mortgage on property located in the state of Florida on which the Agent on behalf of the Lenders shall have been provided a Mortgage, pursuant to the future advance provision contained in any such Mortgage.

                              (c)       Exhibits A and E Amendments.  Exhibit A
(List of Consolidated Subsidiaries of American Healthcare
Management, Inc.) is amended and restated in its entirety as set forth on Exhibit A attached hereto. Exhibit E
(Disclosure pursuant to Representations and Warranties) is hereby amended as set forth in the substitute pages attached hereto (pages 15, 26, 27, 39, 42, 43, 44, 45, 46, 47, 49, 50,
53, 54, 55, 56 and 66).

                    IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Amendment No. 1 as of the day and year first above written.

Attest:                                           AHM CAPITAL MANAGEMENT, INC.

By: Elizabeth A. Berryman                         By: Robert M. Dubbs
    Title:  Assistant Secretary                       Title:

[CORPORATE SEAL]

                                                [EXECUTIONS CONTINUED]

ATTEST:                                  AMERICAN HEALTHCARE MANAGEMENT, INC.


By: Elizabeth A. Berryman                By: Robert M. Dubbs
    Title: Assistant Secretary               Title: VP


[CORPORATE SEAL]
CORESTATES BANK, N.A.,
individually and in its capacity
as Agent



By:Nancy Smith
   Title: VP


CITICORP USA, INC.



By:Barbara A. Cohen
   Title: Vice President


NATIONSBANK OF TENNESSEE



By:Patrick J. Neal
   Title: Asst. Vice President


CONTINENTAL BANK N.A.



By:________________________
   Title: Managing Director


THE BANK OF NOVA SCOTIA



By:Mary K. Munoz
   Title: Representative